Ex 99.1

H&R Block Reports Third Quarter Profit/page 1

News Release

For Further Information
Media Relations:
Bob Schneider, 816.932.4835, bschneider@hrblock.com
Investor Relations:
Mark Barnett, 816.701.4443, marbarnett@hrblock.com

H&R BLOCK REPORTS 59 CENTS PER SHARE THIRD QUARTER PROFIT
Early Tax Season Results Consistent with Full Year Guidance

FOR RELEASE FEBRUARY 24, 2004, 4 P.M. EST

     KANSAS CITY, Mo. — H&R Block Inc. (NYSE:HRB) today reported net income of $106.7 million, or 59 cents per diluted share, and record revenues of $977.2 million for the third quarter ended Jan. 31.

     Third quarter revenues increased 2 percent from $958.4 million last year. Third quarter net income declined $25.6 million or 19.3 percent compared with last year when the company reported third quarter earnings of $132.3 million, or 73 cents per diluted share. Third quarter 2004 results include a $17 million gain on sale of certain mortgage assets. Third quarter 2003 results include a $130.9 million gain on a similar transaction. Excluding the effect of these gains, third quarter net income increased $42.9 million or 80.2 percent over the prior year.

     The profitable third quarter marks the first time in the company’s history that it has reported a profit in each of the first three quarters of its fiscal year. H&R Block typically reports losses in its first and second quarters, and often in its third quarter as well, due to the seasonal nature of its tax and business services units.

     “All of our business segments executed effectively and delivered improved performance. We saw double-digit revenue growth in each of our businesses, excluding the mortgage asset sales that we’ve noted,” said Chairman and Chief Executive Officer Mark A. Ernst.

     “Performance in the tax filing season thus far is consistent with our overall expectations for a good, but not great, tax season,” Ernst said. “After a slow start, growth in retail tax filing has accelerated in the month of February and our digital tax services are growing very well.”

     The quarter results included $6.8 million in stock-based compensation expense, an expense that was not included in the comparable quarter last year.

H&R Block Reports Third Quarter Profit/page 2

H&R Block began to expense the costs of stock-based compensation at the beginning of the current fiscal year.

     For the nine-month period ending Jan. 31, the company reported net income of $122.3 million, a 43.1 percent increase compared with last year. Earnings per diluted share increased 45.7 percent to 67 cents. Revenues for the nine month period increased 10.8 percent to $2.1 billion.

     On a consolidated basis, the company continues to expect fiscal 2004 GAAP earnings-per-share in the range of $3.65 to $3.85 and revenue growth at the high end of its target range of 10 to 15 percent. Included in these expectations is about $24 million or 8-cents per share, of non-cash stock-based compensation expenses.

U.S. Tax Operations

     U.S. Tax operations reported pretax earnings of $68.2 million, compared with $34.1 million last year, an improvement of $34.1 million. U.S. tax operations reported a 14.9 percent increase in revenues for the quarter to $463.6 million, compared with $403.6 million last year.

     Compared with last year, the improved performance is due to an increase in the number of clients served, increased revenue per client and better expense management. These improvements were partially off-set by expenses related to adding 873 tax locations to the company’s retail network, including 459 company-owned offices in former franchise territories. Company-owned offices in former major franchise territories contributed $24.3 million to the increase in revenues.

     For the nine-month period, revenues increased 19.8 percent to $551.4 million, up $91.1 million from $460.3 million last year. The segment reported a $155.9 million pretax loss for the nine-month period, an improvement of $56.3 million or 26.5 percent compared with the $212.2 million pretax loss last year.

     From Jan. 1 through Jan. 31, tax preparation and related fees from retail tax offices increased 8.6 percent to $500.3 million. The average fee per client served rose 8.9 percent to $134.99. Total clients served, including office and digital tax solutions clients, increased 4.6 percent to 5 million. Retail tax offices served 3.7 million clients, a 0.2 percent decline from last year. Clients served by H&R Block’s digital tax solutions increased 21.7 percent.

     For the tax season through Feb. 15, tax preparation and related fees from retail tax offices increased 3.9 percent to $1.1 billion. In the period ending Feb. 15, the average fee per client increased 8 percent to $135.48. Total clients served, including office and digital tax solutions clients, increased 0.1 percent to 9.9 million. Retail tax offices served 7.9 million clients, a decline of 3.9 percent from last year. Clients served by H&R Block’s digital tax solutions increased 19.6 percent. However, year-over-year comparisons must be viewed cautiously due to the intra-week variability of tax filings and the difference in the days of the week included in the comparative periods.

     “While we saw a slow start to the tax filing season in our retail offices, the growth that we are seeing in February and the mix of clients that are coming to

H&R Block Reports Third Quarter Profit/page 3

H&R Block indicate that we are likely to be at the lower end of our expected range for retail client growth and at the higher end of our expected range for revenue per client,” Ernst said. “Combined with superior performance in our digital businesses, we believe that we are on track to meet our overall targets for the year.”

Mortgage Operations

     Mortgage operations, which include Option One Mortgage Corp. and H&R Block Mortgage Corp., reported pretax earnings of $154.5 million for the quarter, a $108 million decrease compared with pretax earnings of $262.5 million last year. For the nine-month period, pretax earnings decreased 10.8 percent to $502.3 million, compared with $563.1 million last year.

     Third quarter revenues from mortgage operations decreased 16.4 percent to $331.9 million, compared with $397 million last year. For the nine-month period, revenues increased 7 percent to $986 million, compared with $921.9 million last year.

     Third quarter 2004 results include a $17 million gain on sale of certain mortgage assets. Third quarter 2003 results include a $130.9 million gain on a similar transaction. Excluding the effect of these gains, third quarter pretax income from mortgage operations increased 4.5 percent.

     “We’re pleased with the mortgage segment results, which continue to meet our expectations. These results support our long-held view that the interest rate environment would not have a significant effect on our mortgage performance. Overall origination activity continued to be strong in the quarter, while margins declined somewhat as we had expected.” Ernst said.

     For the third quarter, the company originated $5.4 billion in mortgage loans, an 18.1 percent increase over last year’s $4.5 billion. The number of loan originations in the third quarter was 35,795, a 15.8 percent increase compared with last year.

     Mortgage servicing revenues for the quarter were $55.1 million, an increase of $11.7 million, or 27 percent, compared with $43.4 million last year. On Jan. 31, 2004, the servicing portfolio was $42.2 billion, an increase of $13.3 billion, or 46 percent, compared with Jan. 31, 2003, and up 5.2 percent over the previous quarter.

     Third quarter pretax income from H&R Block Mortgage increased 25.9 percent. Nearly 40 percent of the company’s retail loans were to clients of other H&R Block businesses.

     The segment’s residual interests continued to perform better than expected, primarily due to better than modeled loss and interest rates. Consequently, the company realized a net write-up in residual balances of $36 million, which was recorded in other comprehensive income on the balance sheet, net of deferred taxes.

H&R Block Reports Third Quarter Profit/page 4

Business Services

     RSM McGladrey Business Services Inc. reported third quarter revenues of $112.3 million, an 11.5 percent increase compared with $100.7 million last year. The segment reported pretax earnings of $2 million, a $6.2 million improvement, compared with a loss of $4.2 million in the third quarter last year.

     For the nine-month period, revenues increased 8.8 percent to $319.8 million. The segment reported a pretax loss of $7.5 million compared with a pretax loss of $12.3 million last year.

     “Our capital markets business enjoyed another strong quarter compared with last year. Higher fees in our core accounting and tax services also contributed to improved performance,” Ernst said.

Investment Services

     H&R Block Financial Advisors Inc. reported third quarter revenues of $57.8 million, an increase of 20.2 percent compared with the same quarter last year. The segment reported a pretax loss of $12.8 million, a 59.7 percent improvement compared with last year’s pretax loss of $31.8 million.

     “We saw strong improvement in all of the key drivers of the business this quarter,” Ernst said. “Overall, results of our Financial Advisors business reflect sustained changes that should allow us to have continuing performance improvement.”

     For the nine-month period, revenues increased 6.8 percent to $167.4 million, compared with $156.7 million last year. The segment reported a pretax loss of $41.9 million compared with $92.5 million in the first nine months of last year, which included $24 million in goodwill impairment charges.

International Tax Operations

     In the third quarter, revenues from international tax operations increased 23.6 percent to $10.8 million, compared with $8.8 million last year. The segment reported a pretax loss of $6.4 million, compared with a pretax loss of $5.7 million last year.

     For the nine-month period, revenues increased 24.7 percent to $35.4 million. The segment reported a $12.3 million pretax loss, compared with last year’s pretax loss of $12.4 million.

     “We enjoyed a successful conclusion to the tax season in Australia. However, unfavorable exchanges rates in Canada resulted in a higher loss for the quarter,” Ernst said.

H&R Block Reports Third Quarter Profit/page 5

Dividend declared

     H&R Block’s board of directors declared a quarterly cash dividend of 20 cents per share, payable April 1, 2004, to shareholders of record March 11, 2004. This payment will be the company’s 166th consecutive quarterly dividend.

Share repurchases

     During the third quarter, the company repurchased 3.7 million shares of its common stock at an aggregate cost of $192.3 million, or an average price of $52.61 per share. Year to date, the company has repurchased 7.8 million shares at an aggregate cost of $370 million, or an average price of $47.51 per share.

Conference call

     The company will host a conference call for analysts and institutional investors at 5 p.m. EST, Feb. 24. Mark A. Ernst and Jeffery W. Yabuki, executive vice president and chief operating officer, will discuss the quarter’s results and future expectations, as well as respond to analysts’ questions. To access the call, dial the number approximately five to 10 minutes prior to the scheduled starting time:

     U.S./Canada (888) 425-2715

     International (706) 679-8257

     No reservation or access code is needed.

     The call will be Webcast in a listen-only format for the media and public. The link to the Webcast can be obtained at www.hrblock.com.

     Supplemental financial information will be available in connection with the Webcast or can be accessed directly on H&R Block’s Investor Relations website at www.hrblock.com/about/investor following market close.

     A replay of the call will be available beginning at 8 p.m. EST, Feb. 24 and continuing until 8 p.m. EST, March 9, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International). The replay access code is 5141529. A replay of the Webcast will also be available on the company’s Web site at www.hrblock.com through March 9.

###

     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors, including, but not limited

H&R Block Reports Third Quarter Profit/page 6

to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2004 and that actual financial results for fiscal year 2004 will fall within the guidance provided by the company; the uncertainty of the company’s ability to purchase shares of its common stock; the uncertainty of the effect of any share repurchases upon the company and its shareholders; the uncertainty as to the effect on financial results of the adoption of accounting pronouncements; changes in interest rates; changes in economic, political or regulatory environments; the uncertainty of assumptions utilized to estimate cash flows from residual interests in mortgage securitizations and mortgage servicing rights; risks associated with sources of liquidity for each of the lines of business of the company; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

     About H&R Block: H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax, financial, mortgage and business products and services. It is the only major company with subsidiaries offering a full range of software, online and in-office tax solutions, combined with personalized financial advice about retirement savings, home ownership, and other opportunities to help clients build a better financial future. As the world’s largest tax services company, H&R Block served nearly 21 million clients in the U.S. and 11 countries in 2003. H&R Block Financial Advisors Inc. offers investment services and securities products. With more than 1,000 financial advisors serving clients at more than 400 offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and a registered investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage products. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgage products through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.

- end -

H&R BLOCK, INC.
KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended January 31,

	2004	2003

Revenues	$977,157	$958,413

Income before taxes	176,120	222,934
Net income	$106,726	$132,313

Basic earnings per share	$0.60	$0.74

Basic shares outstanding	176,732	178,770
Diluted earnings per share	$0.59	$0.73

Diluted shares outstanding	180,984	182,173

	Nine months ended January 31,

	2004	2003

Revenues	$2,062,702	$1,861,175

Income before taxes	212,083	144,783
Net income before change in accounting principle	128,621	85,422
Cumulative effect of change in accounting principle, net of taxes	(6,359)	—
Net income	$122,262	$85,422

Basic earnings per share:
Before change in accounting principle	$0.72	$0.48
Net income	$0.69	$0.48

Basic shares outstanding	177,964	179,620
Diluted earnings per share:
Before change in accounting principle	$0.71	$0.46
Net income	$0.67	$0.46

Diluted shares outstanding	181,481	184,378

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In the second quarter of fiscal year 2004, the Company adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21) as of May 1, 2003. As a result of the adoption of EITF 00-21, the Company recorded a cumulative effect of a change in accounting principle of $6.4 million, net of taxes of $4.0 million.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

H&R BLOCK, INC.
SEGMENT FINANCIAL RESULTS
Unaudited, amounts in thousands

	Three months ended January 31,

	Revenues		Income (loss)

	2004	2003	2004	2003

U.S. Tax Operations	$463,646	$403,571	$68,236	$34,137
Mortgage Operations	331,926	396,980	154,476	262,466
Business Services	112,293	100,741	1,955	(4,197)
Investment Services	57,753	48,047	(12,811)	(31,755)
International Tax Operations	10,849	8,779	(6,409)	(5,735)
Corporate Operations	690	295	(29,327)	(31,982)

	$977,157	$958,413	176,120	222,934

Income taxes			69,394	90,621

Net income			$106,726	$132,313

	Nine months ended January 31,

	Revenues		Income (loss)

	2004	2003	2004	2003

U.S. Tax Operations	$551,357	$460,286	$(155,874)	$(212,192)
Mortgage Operations	985,977	921,874	502,331	563,071
Business Services	319,816	293,938	(7,456)	(12,255)
Investment Services	167,443	156,737	(41,904)	(92,488)
International Tax Operations	35,403	28,388	(12,262)	(12,436)
Corporate Operations	2,706	(48)	(72,752)	(88,917)

	$2,062,702	$1,861,175	212,083	144,783

Income taxes			83,462	59,361

Net income before change in accounting principle			128,621	85,422
Cumulative effect of change in accounting principle, net of taxes			(6,359)	—

Net income			$122,262	$85,422

H&R BLOCK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except share data

	January 31,	April 30,
	2004	2003

	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$671,089	$875,353
Cash and cash equivalents - restricted	606,832	438,242
Marketable securities - trading	70,280	23,859
Receivables from customers, brokers, dealers and clearing organizations, net	645,357	517,037
Receivables, net	1,093,051	403,197
Prepaid expenses and other current assets	611,561	489,673

Total current assets	3,698,170	2,747,361

Other assets:
Residual interests in securitizations	233,851	264,337
Mortgage servicing rights	106,196	99,265
Property and equipment, net	284,148	288,594
Intangible assets, net	340,748	341,865
Goodwill, net	948,530	714,215
Other	176,544	148,268

Total assets	$5,788,187	$4,603,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$277,599	$55,678
Commercial paper	1,411,177	—
Accounts payable to customers, brokers and dealers	1,126,103	862,694
Accounts payable, accrued expenses and other	398,250	468,933
Accrued salaries, wages and payroll taxes	170,043	210,629
Accrued income taxes	73,419	299,262

Total current liabilities	3,456,591	1,897,196

Long-term debt	551,406	822,302
Other non-current liabilities	303,624	220,698

Total liabilities	4,311,621	2,940,196

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	530,282	496,393
Accumulated other comprehensive income	56,591	36,862
Retained earnings	2,240,592	2,221,868
Less cost of 42,409,777 and 38,343,944 shares of common stock in treasury	(1,353,078)	(1,093,593)

Total stockholders’ equity	1,476,566	1,663,709

Total liabilities and stockholders’ equity	$5,788,187	$4,603,905

H&R BLOCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Nine months ended January 31,

	2004	2003

Cash flows from operating activities:
Net income	$122,262	$85,422
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	122,497	114,738
Accretion of residual interests in securitizations	(118,389)	(113,146)
Impairment of residual interests in securitizations	26,048	25,589
Additions to trading securities - residual interests in securitizations	(251,585)	(326,395)
Proceeds from net interest margin transactions	197,417	325,642
Realized gain on sale of NIM residuals	(17,000)	(130,881)
Additions to mortgage servicing rights	(64,265)	(55,960)
Amortization of mortgage servicing rights	57,334	33,273
Net change in receivable from Trusts	(12,565)	(73,494)
Cumulative effect of change in accounting principle	6,359	—
Impairment of goodwill	—	24,000
Mortgage loans held for sale:
Originations and purchases	(17,006,283)	(12,640,440)
Sales and principal repayments	16,948,363	12,629,199
Other net changes in working capital, net of acquisitions	(1,011,833)	(264,296)

Net cash used in operating activities	(1,001,640)	(366,749)

Cash flows from investing activities:
Available-for-sale securities:
Purchases of available-for-sale securities	(10,495)	(10,577)
Cash received from residual interests in securitizations	127,997	117,522
Cash received from sale of NIM residuals	17,000	142,486
Sales of other available-for-sale securities	17,604	9,730
Purchases of property and equipment, net	(81,178)	(95,629)
Payments made for business acquisitions, net of cash acquired	(280,280)	(24,239)
Other, net	11,943	(6,004)

Net cash provided by (used in) investing activities	(197,409)	133,289

Cash flows from financing activities:
Repayments of notes payable	(1,022,716)	(9,301,285)
Proceeds from issuance of notes payable	2,433,893	9,888,088
Proceeds from issuance of securitization financing	50,100	—
Repayments of securitization financing	(50,100)	—
Payments on acquisition debt	(50,820)	(52,107)
Dividends paid	(103,538)	(93,645)
Payments to acquire treasury shares	(371,242)	(317,608)
Proceeds from issuance of common stock	111,155	112,813
Other, net	(1,947)	(2,023)

Net cash provided by financing activities	994,785	234,233

Net increase (decrease) in cash and cash equivalents	(204,264)	773
Cash and cash equivalents at beginning of the period	875,353	436,145

Cash and cash equivalents at end of the period	$671,089	$436,918

Supplementary cash flow data:
Income taxes paid	$245,355	$176,168
Interest paid	57,458	55,193

H&R BLOCK, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2004	2003	2004	2003

Revenues:
Service revenues	$591,050	$510,042	$1,037,312	$907,015
Gain on sale of mortgage assets:	168,965	306,364	581,893	602,749
Interest income	117,643	57,230	276,462	228,176
Product sales	51,324	43,312	107,839	74,234
Royalties	44,427	39,026	49,410	43,082
Other income	3,748	2,439	9,786	5,919

	977,157	958,413	2,062,702	1,861,175

Operating expenses:
Employee compensation and benefits	392,835	352,209	873,804	791,692
Occupancy and equipment	94,764	87,349	253,229	223,642
Depreciation and amortization	46,487	42,670	122,497	114,738
Marketing and advertising	67,975	55,331	99,766	85,335
Interest	21,361	24,817	64,457	69,789
Supplies, freight and postage	28,609	33,154	51,350	55,472
Impairment of goodwill	—	—	—	24,000
Other	150,622	142,591	389,991	356,300

	802,653	738,121	1,855,094	1,720,968

Operating income	174,504	220,292	207,608	140,207
Other income, net	1,616	2,642	4,475	4,576

Income before taxes	176,120	222,934	212,083	144,783
Income taxes	69,394	90,621	83,462	59,361

Net income before cumulative effect of change in accounting principle	106,726	132,313	128,621	85,422
Cumulative effect of change in accounting principle for multiple deliverable revenue arrangements, less income taxes of $4,031	—	—	(6,359)	—

Net income	$106,726	$132,313	$122,262	$85,422

Basic earnings per share:
Before change in accounting principle	$0.60	$0.74	$0.72	$0.48
Cumulative effect of change in accounting	—	—	(0.03)	—

Net income	$0.60	$0.74	$0.69	$0.48

Basic shares outstanding	176,732	178,770	177,964	179,620
Diluted earnings per share:
Before change in accounting principle	$0.59	$0.73	$0.71	$0.46
Cumulative effect of change in accounting	—	—	(0.04)	—

Net income	$0.59	$0.73	$0.67	$0.46

Diluted shares outstanding	180,984	182,173	181,481	184,378

H&R BLOCK, INC.
SELECTED OPERATING DATA
Unaudited

Option One Mortgage Corporation

	Three months ended

	01/31/2004	01/31/2003	% change	10/31/2003

Number of loans originated
Wholesale (non-prime)	30,678	25,061	22.4%	36,233
Retail: Prime	1,291	3,560	-63.7%	1,944
Non-prime	3,826	2,284	67.5%	4,110

Total	35,795	30,905	15.8%	42,287

Volume of loans originated (000’s)
Wholesale (non-prime)	$4,732,182	$3,756,809	26.0%	$5,603,118
Retail: Prime	157,438	496,176	-68.3%	247,661
Non-prime	464,926	280,738	65.6%	492,977

Total	$5,354,546	$4,533,723	18.1%	$6,343,756

Loan sales	$5,308,800	$4,599,255	15.4%	$6,330,449

Servicing portfolio
Number of loans serviced	308,305	232,979	32.3%	295,636
Servicing portfolio ($ bn’s)	$42.2	$28.9	46.0%	$40.1

H&R Block Financial Advisors, Inc.

	Three months ended

	01/31/2004	01/31/2003	% change	10/31/2003

Customer trades	413,338	306,119	35.0%	347,828
Customer daily average trades	6,776	4,638	46.1%	5,351
Average revenue per trade	$113.61	$115.57	-1.7%	$116.22
Number of active accounts	741,824	670,000	10.7%	748,403
Ending balance of assets under administration ($ bn’s)	$27.5	$21.0	31.0%	$25.7
Average assets per active account	$37,122	$31,397	18.2%	$34,340
Ending customer margin balances ($ millions)	$594	$535	11.0%	$538
Ending payables to customers ($ millions)	$1,076	$802	34.2%	$981

H&R Block, Inc.
Preliminary U.S. Tax Operating Data
Amounts in thousands, except average fee and number of offices

	Period

	1/1-1/31	2/1-2/15	YTD 2/15
Tax preparation & related fees (1)
Fiscal year 2004
Company-owned offices (2)	$309,034	$364,345	$673,379
Former major franchise territories (3)	21,889	27,146	49,035

Total company-owned offices	330,923	391,491	722,414
Franchise offices (4)	169,338	182,173	351,511

	$500,261	$573,664	$1,073,925

Fiscal year 2003 (5)
Company-owned offices (2)	$288,175	$365,196	$653,371
Former major franchise territories (3)	18,714	28,246	46,960

Total company-owned offices	306,889	393,442	700,331
Franchise offices (4)	153,725	180,043	333,768

	$460,614	$573,485	$1,034,099

Percent change
Company-owned offices	7.2%	-0.2%	3.1%
Former major franchise territories	17.0%	-3.9%	4.4%

Total company-owned offices	7.8%	-0.5%	3.2%

Franchise offices	10.2%	1.2%	5.3%

Total	8.6%	0.0%	3.9%

Total clients served
Fiscal year 2004
Company-owned offices (2)	2,191	2,553	4,744
Former major franchise territories (3)	168	208	376

Total company-owned offices	2,359	2,761	5,120
Franchise offices (4)	1,347	1,460	2,807
Digital tax solutions (6)	1,268	737	2,005

	4,974	4,958	9,932

Fiscal year 2003 (5)
Company-owned offices (2)	2,228	2,734	4,962
Former major franchise territories (3)	157	233	390

Total company-owned offices	2,385	2,967	5,352
Franchise offices (4)	1,330	1,565	2,895
Digital tax solutions (6)	1,042	634	1,676

	4,757	5,166	9,923

Percent change
Company-owned offices	-1.7%	-6.6%	-4.4%
Former major franchise territories	7.0%	-10.7%	-3.6%

Total company-owned offices	-1.1%	-6.9%	-4.3%

Franchise offices	1.3%	-6.7%	-3.0%
Digital tax solutions	21.7%	16.3%	19.6%

Total	4.6%	-4.0%	0.1%

Average fee per client served (7)
Fiscal year 2004
Company-owned offices (2)	$141.05	$142.71	$141.94
Former major franchise territories (3)	130.29	130.51	130.41

Total company-owned offices	140.28	141.79	141.10
Franchise offices (4)	125.71	124.78	125.23

	$134.99	$135.91	$135.48

Fiscal year 2003 (5)
Company-owned offices (2)	$129.34	$133.58	$131.67
Former major franchise territories (3)	119.20	121.23	120.41

Total company-owned offices	128.67	132.61	130.85
Franchise offices (4)	115.58	115.04	115.29

	$123.99	$126.54	$125.39

H&R Block, Inc.
Preliminary U.S. Tax Operating Data
Amounts in thousands, except average fee and number of offices

	Period

	1/1-1/31	2/1-2/15	YTD 2/15

Percent change
Company-owned offices	9.1%	6.8%	7.8%
Former major franchise territories	9.3%	7.7%	8.3%

Total company-owned offices	9.0%	6.9%	7.8%

Franchise offices	8.8%	8.5%	8.6%

Total	8.9%	7.4%	8.0%

Refund anticipation loans
Fiscal year 2004
Company-owned offices (2)	1,112	1,042	2,154
Former major franchise territories (3)	81	77	158

Total company-owned offices	1,193	1,119	2,312
Franchise offices (4)	713	610	1,323
Digital tax solutions (6)	20	25	45

	1,926	1,754	3,680

Fiscal year 2003 (5)
Company-owned offices (2)	1,146	1,148	2,294
Former major franchise territories (3)	81	89	170

Total company-owned offices	1,227	1,237	2,464
Franchise offices (4)	703	653	1,356
Digital tax solutions (6)	19	29	48

	1,949	1,919	3,868

Percent change
Company-owned offices	-3.0%	-9.2%	-6.1%
Former major franchise territories	0.0%	-13.5%	-7.1%

Total company-owned offices	-2.8%	-9.5%	-6.2%

Franchise offices	1.4%	-6.6%	-2.4%
Digital tax solutions	5.3%	-13.8%	-6.3%

Total	-1.2%	-8.6%	-4.9%

	FY 2004	FY 2003

Offices
Company-owned offices (2)	4,746	4,672
Former major franchise territories (3)	459	**
Company-owned shared office locations (8)	947	607

Total company-owned offices	6,152	5,279

Franchise offices (4)	3,374	3,398
Former major franchise territories (3)	**	529
Franchise shared office locations (8)	325	95

Total franchise offices	3,699	4,022

	9,851	9,301

(1)	Includes fees received for tax return preparation services and system administration fees.

(2)	Excludes company-owned offices in former major franchise territories which commenced operations during fiscal year 2004.

(3)	Impact of company-owned offices in former major franchise territories which commenced operations during fiscal year 2004.

(4)	Represents remaining major franchise territories and other franchises.

(5)	Prior year numbers have been reclassified between company-owned and franchise offices for offices in former franchise territories which commenced company-owned operations during fiscal year 2004.

(6)	Includes on-line completed and paid returns and federal software units sold.

(7)	Calculated as tax preparation and related fees divided by clients served.

(8)	Shared locations include offices located within Wal-Mart, Sears and other third-party businesses.